Dated 19th September 2006

WALCOM BIO-CHEMICALS INDUSTRIAL LIMITED

and

OMEGA-BIOPHARMA (H.K.) LIMITED

and

OMEGA BIO-PHARMA (I.P.1) LIMITED

and

OMEGA BIO-PHARMA (I.P.2) LIMITED

OMEGA BIO-PHARMA (I.P.3) LIMITED

OMEGA-BIOPHAJiMA HOLDINGS LIMITED

PATENT ASSIGNMENT AGREEMENT

RICHARDS BUTLER
SOLICITORS
20TH FLOOR
ALEXANDRA HOUSE
16-20 CHATER ROAD
CENTRAL,
HONG KONG

Ref. SJB/dsww/W492-003

PATENT ASSIGNMENT AGREEMENT

THIS AGREEMENT is made the 19th day of September 2006.

BETWEEN

(1) **WALCOM BIO-CHEMICALS INDUSTRIAL LIMITED** whose registered office is Unit 613, 6/F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui, Kowloon, Hong Kong (the "Assignor") of the one part; and

(2) **OMEGA-BIOPHARMA (H.K.) LIMITED** who principal place of business is at Suite 1201, Tower 2, The Gateway, 25 Canton Road, Tsimshatsui, Kowloon, Hong Kong (Omega HK');

(3) **OMEGA BIO-PHARMA (I.P.I) LIMITED** who principal place of business is at Suite 1201, Tower 2, The Gateway, 25 Canton Road, Tsimshatsui, Kowloon, Hong Kong ("Omega IPI ");

(4) **OMEGA BIO-PHARMA (I.P.2) LIMITED** who principal place of business is at Suite 1201, Tower 2, The Gateway, 25 Canton Road, Tsimshatsui, Kowloon, Hong Kong ("Omega 1P2");

(5) **OMEGA BIO-PHARMA (I.P.3) LIMITED** who principal place of business is at Suite 1201, Tower 2, The Gateway, 25 Canton Road, Tsimshatsui, Kowloon, Hong Kong ("Omega 1P3"); and

(6) **OMEGA-BIOPHARMA HOLDINGS LIMITED** whose principal place of business is at Suite 1201, Tower 2, The Gateway, 25 Canton Road, Tsimshatsui, Kowloon, Hong Kong ("Omega Holdings").

WHEREAS:

(A) The Assignor's employees are the original inventors of the Existing Inventions (defined below), and which are the subject matter of various patents filed in the name of the Assignor and its Associated Companies (defined below).

(B) The Assignor's focus area of research and development of the Existing Inventions is principally in the area of application to livestock swine, ruminants and poultry, with scope for application beyond such fields, and the Assignor agrees not to pursue the Existing Inventions in the area of the Field (defined below).

(C) The Assignees (defined below) desire to pursue research and development in the area of the Field, with the benefit of any technology that the Assignor has invented, discovered or owns in the Field; and the Assignor has agreed to assign all title, right and interest in the Field Inventions (defined below) on the terms of this Agreement.

(D) Further, the Assignees have agreed to grant to the Assignor, and the Assignor has agreed to accept, a licence to develop and use the Field Inventions and the Improvement Inventions (defined below) outside of the Field, in accordance with the provisions of this Agreement.

(E) This Agreement serves to document the arrangements contemplated herein and to give effect thereto as from the Effective Date.

IT IS HEREBY AGREED:

DEFINITIONS AND INTERPRETATION

1.1 In this Agreement, including its Recitals and the Schedules, unless the context otherwise requires

"Assignee Inventions"	means any and all inventions in the Field, whether or not patents are applied for or registered, by the Assignees or any Associated Company or any sub-licensee as a result of the Assignee's or any Associated Company's or any sub-licensee's research and development of the Field Inventions and Improvement Inventions thereof following assignment of the Field Inventions;
"Assignees"	means Omega 1-1K, Omega IP1, Omega 1P2, Omega 1P3 and Omega Holdings, either together or individually, as the case may be;
"Assignor Inventions"	means any and all inventions outside of the Field, whether or not patents are applied for or registered, by the Assignor or any Associated Company or any sub-licensee as a result of the Assignor's or any Associated Company's or any sub-licensee's research and development of the Field Inventions and Improvement Inventions thereof or the Assignee Inventions following granting of the licences herein;
"Associated Company"	means any business entity in which any of the Assignor or Assignees, as the case may be, directly or indirectly controls, or any business entity under the common control of the same holding company or ultimate holding company of the Assignor or Assignees, but any business entity shall be deemed an Associated Company only for as long as such control exists (control herein shall mean holding more than thirty per cent (30%) of the shares entitled to vote at any general meeting);

"Business Day"	means any day on which banks are generally open for business in Hong Kong (excluding Saturday);
"Effective Date"	means the date of creation or date immediately prior to the tiling of any patent application (whichever is the later) in respect of the particular patent to which the effective date is applicable;
"Existing Inventions"	means the inventions claimed and described within the Patent Applications and as briefly described in Schedule 2;
"FDA"	means the United States Food and Drugs Administration, or the national equivalent of the United States Food and Drugs Administration in any other developed country that has food and drug standards at an equivalent level, or higher, as the United States;
FDA Approval"	means the registered certification or other approval that is issued by the FDA confirming that the products and services that are to be the Field Products satisfy the FDA's health, safety and other regulatory requirements rendering them suitable for human application or consumption;
"Field"	means direct human application or direct human consumption of the Existing Inventions whether by injection, ingestion or insertion;
"Field Inventions"	means the Assignor's inventions in the area of the Field and as described in Schedule 3;
"Field Products"	means any and all products that are produced by, or services that are provided by, on behalf of or under license from, the Assignees or any of their sub-licensees, in the Field, whether within or outside of the scope of any of the claims of the Field Inventions;
"Hong Kong"	means the Hong Kong Special Administrative Region of The Peoples Republic of China;
or "Hong Kong Dollars"	means the lawful currency of Hong Kong;
"Improvement Inventions"	means any developments, discoveries, advancements, modifications, improvements, continuations, continuations in part, extensions, reissues and/or divisions beyond an Existing Invention;
"Information"	means any information including without limitation that contained in documents or data contained in identifiable databases, such documents and databases being in the

ownership, possession and control of the Assignor, existing as of the date hereof and hereafter which may be relevant to the development, production or exploitation of the Intellectual Property Rights in the possession, control or knowledge of the relevant party and which is of a confidential nature;

"Intellectual Property Rights" means any rights, including Information, pertaining to patents, know-how, confidential information, trade secrets, copyrights and the goodwill associated therewith and all rights or forms of protection of an equivalent or similar effect (whether registered or unregistered) which may subsist anywhere in the world;

"Net Sales Value" means the invoiced price of the Field Products sold by, on behalf of or under license from, the Assignees or any of their sub-licensees in arm's length transactions exclusively for money or, where the sale is not at arm's length or exclusively for money, the price that would have been so invoiced if it had been at arm's length, after deduction of normal trade discounts actually granted and any credits actually given, and, provided the amounts are separately charged on the relevant invoice, less any separately identified and invoiced costs of packaging, insurance, carriage and freight, any value added tax or other sales tax, and any import duties or similar applicable government levies;

"Patent Applications" means the applications for patents in any country, short particulars of which are set out in Schedule 1 hereto, and including but not limited to any divisions, continuations or international or national extensions thereof, full particulars of which have been provided to the Assignees; and

"Territory" means worldwide.

1.2 Headings are inserted for convenience only and shall be ignored in construing this Agreement. Any reference to Recitals and Clauses or the Schedules is a reference to the recitals and clauses of, and the schedules to this Agreement.

1.3 Any reference to a statutory provision shall include a reference to that provision as amended or re-enacted from time to time.

1.4 Unless otherwise defined or unless the context or subject matter otherwise requires, any reference to parties to this Agreement shall include their respective permitted assignees and successors.

1.5 The singular includes the plural and vice versa, words importing gender or the neuter include both genders and the neuter.

1.6 Any reference to this Agreement or any other agreement or document shall be construed as a reference to this Agreement or, as the case may be, such other agreement or document as it may have been, or may be, amended, varied, novated or supplemented.

2 CONSIDERATION FOR ASSIGNMENT

2.1 In consideration of the sum of US$200,000 (United States Dollars Two Hundred Thousand), the receipt and sufficiency of which are hereby acknowledged, with effect from the Effective Date the Assignor hereby sells, assigns and transfers to the relevant Assignees designated as "Applicant" in Schedule 3, the entire right, title and interest in and to the Field Inventions, and any patent that may be granted for the Field Inventions throughout the world, including the right to file applications directly in the name of the Assignees and to claim for any such applications any priority rights to which such applications are entitled under international conventions, treaties or otherwise.

2.2 The Assignor agrees that, upon request and without further consideration, but at the Assignees' expense it will do all lawful acts, including the execution of papers and the giving of testimony, that may be necessary or desirable for obtaining, sustaining, reissuing or enforcing any patent for the Field Inventions throughout the world, and for perfecting, recording or maintaining the title of the Assignees, to the Field Inventions, and any patents granted for the Field Inventions throughout the world.

2.3 It is acknowledged that the Field Inventions were created as a result from and with the benefit of the Existing Inventions and accordingly the Assignor shall procure the grant by itself and its Associated Companies with effect from the Effective Date, an exclusive license to Omega Holdings (with the right to sub-license) in the Existing Inventions to the extent only that such license is necessary for the exercise of the Field Inventions, and not for exercise or other use outside of the Field.

2.4 In furtherance of the rights assigned and granted herein, the Assignor shall:

(a) supply the Assignees with such documents or drawings in the ownership, possession and control of the Assignor and containing technical information, including the Information, relevant to the Field Inventions as the Assignees may reasonably request; and

(b) authorize the Assignees to use such documents, drawings and technical information in accordance with the provisions of this Agreement.

3 ADDITIONAL CONSIDERATION

3.1 In further consideration of the assignment herein, the Assignees shall pay to the Assignor a royalty of three per cent (3%) of the Net Sales Value of all Field Products.

3.2 The royalty due under this Agreement shall be paid for each quarter year ending on 31 March, 30 June, 30 September and 31 December, in respect of sales of Field Products made during such quarter and within thirty (30) days of the end of the quarter in question.

3.3 The Assignees shall send to thc Assignor at the same time as each royalty payment is made in accordance with Clause 3.1, a statement setting out, in respect of each territory or region in which Field Products are sold, the name of the sub-licensee concerned (if any), the types of Field Products sold, the quantity of each type sold, and the total Net Sales Value in respect of each type, expressed both in local currency and Hong Kong dollars and showing the conversion rate used, during the period to which the royalty payment relates.

3.4 The Assignees shall keep at their normal place of business for a period of six (6) years detailed and up to date records and accounts showing the quantity, description and value of Field Products sold by them, and the amount of sub-licensing revenues received by sub-licensees in respect of Field Products on a country by country basis, and being sufficient to ascertain the royalties due under this Agreement.

3.5 The Assignees shall make such records and accounts available, on reasonable notice, for inspection during business hours by an independent auditor nominated by the Assignor for the purpose of verifying the accuracy of any statement or report given by the Assignees to the Assignor under this Clause 3. The auditor shall be required to keep confidential all information learnt during any such inspection, and to disclose to the Assignor only such details as may be necessary to report on the accuracy of the

Assignees' statements or reports. The Assignor shall be responsible for the auditor's charges unless the auditor certifies that there is an inaccuracy of more than five per cent *(5%)* in any royalty statement, in which case the Assignees shall pay its charges in respect of that inspection.

3.6 The Assignees shall ensure that the Assignor have the same rights as those set out in Clauses 3.3, 3.4 and 3.5 in respect of any sub-licensees of the Assignees which is sub-licensed.

3.7 All sums due under this Agreement:

(a) are exclusive of value added tax or any other taxes, charges or duties which where applicable will be paid by the Assignees to the Assignor in addition;

(b) shall be paid in Hong Kong Dollars by cheque made payable to the Assignor or irrevocable, confirmed letter of credit drawn on a Hong Kong bank, and in the case of sales or sub-licence income received by the Assignees in a currency other than Hong Kong dollars, the royalty shall be calculated in such other currency and then converted into the equivalent Hong Kong Dollars at the buying rate of such other currency as quoted by the Hong Kong and Shanghai Banking Corporation Limited in Hong Kong as at the close of business on the last Business Day of the quarterly period with respect to which the payment is made;

(c) shall be made without deduction of income tax or other taxes, charges or duties that may be imposed, except insofar as the Assignee is required to deduct the same to comply with applicable laws. The parties hereto shall co-operate and take all steps reasonably and lawfully available to them, at the expense of the Assignees, to avoid deducting such taxes and to obtain double taxation relief. If the Assignees are required to make any such deduction it shall provide the Assignor with such certificates or other documents as it can reasonably obtain to enable the Assignor to obtain appropriate relief from double taxation of the payment in question; and

(d) shall be made by the due date, failing which the Assignor may charge interest on any outstanding amount on a daily basis at a rate equivalent to three per cent (3%) above the Hong Kong and Shanghai Banking Corporation Limited best lending rate then in force.

3.8 If at any time during the continuation of this Agreement the Assignees are prohibited from making any of the payments required hereunder by a governmental authority in any country then the Assignees will within the prescribed period for making the said payments in the appropriate manner use their best endeavours to secure from the proper authority in the relevant country permission to make the said payments and will make them within seven (7) days of receiving such permission. If such permission is not received within thirty (30) days of the Assignees making a request for such permission then, at the option of the Assignor, the Assignees shall either:

(a) deposit the royalty payments due in the currency of the relevant country in a bank account designated by the Assignor within such country; or

(b) pay such royalty payments to an associated company of the Assignor designated by the Assignor and having offices in the relevant country designated by the Assignor; or

(c) pay the Assignor out of its own funds the Hong Kong Dollar equivalent to the sums due to the Assignor.

3.9 For the avoidance of doubt, the Assignees' responsibility for royalties herein are joint and several.

4 IMPROVEMENTS, PATENT APPLICATIONS AND FDA APPROVAL BY ASSIGNEE

4.1 It is an expectation of this Agreement that with the benefit of the assignments granted pursuant to this Agreement, the Assignees shall engage in research and development in the Field, with the intention of producing marketable goods and/or providing services for human application and developing markets for the Field Products, and such research and development will commence within six (6) months of the date of this Agreement.

4.2 Following such research and development by the Assignees in the Field, and given the nature of the Existing Inventions and the Field Inventions, it is possible that the Field Products and/or the final products produced by the Assignees or any sub-licensee and/or the services provided by the Assignees or any sub-licensee may not be recognizable as having originated from the Existing Inventions and the Field Inventions. Notwithstanding this, the Assignees recognize that the Assignor has

undertaken years of research and development to reach the stage of the Existing Inventions and the Field Inventions and that the Assignees are commercially and financially placed to a significant advantage by having the benefit of the assignment granted herein. If the Assignees are successful in producing the Field Products in whatever format or formulation, the Assignees will not attempt to avoid the payment of royalties pursuant to this Agreement or to deny that such Field Products were created with the benefit of the Existing Inventions and the Field Inventions.

4.3 The Assignees irrevocably undertake to:

(a) inform the Assignor in writing of all technical information concerning the Field Inventions, any Improvement Inventions thereto and Assignee Inventions that become known to the Assignees or their Associated Companies or sub-licensees;

(b) to supply the Assignor with any documents or drawings and explanatory materials relevant to the Field Inventions, any Improvement Inventions thereto and Assignee Inventions that become known to the Assignees or their Associated Companies or sub-licensees;

(c) with effect from the date of this Agreement, and on every six (6) months anniversary thereafter, the Assignees shall provide to the Assignor a detailed report in writing of the nature and extent of the research and development undertaken by the Assignees or their Associated Companies or sub-licensees in the Field, together with the results of such research and development, and including any Assignee Inventions, and any proposed activities for the following six (6) month period; and

(d) provide the Assignor with copies of any FDA Approval applications and correspondences received from the FDA and any other authority involved in the approval process for the Field Products.

4.4 Following such report, the Assignees shall provide such information and documentation as may reasonably be requested in writing by the Assignor, provided always that the Assignees shall not consider such a request to be unreasonable on the grounds of it being confidential information.

4.5 Within sixty (60) days after the end of each calendar year. the Assignees shall provide the Assignor with a report in writing detailing the progress made and steps taken during the calendar year in:

(a) developing the Field Inventions in order to facilitate their commercial exploitation in the Field; and

(b) promoting and marketing the Field Products (when applicable).

5. **LICENCE BACK**

5.1 In consideration of the assignment herein and the undertakings given by the Assignor herein, the Assignees hereby grant to the Assignor, with effect from the Effective Date, subject to the provisions of this Agreement, an exclusive perpetual and royalty free licence of the Field Inventions for application outside of the Field, with the right to sub-licence, to develop and use the Field Inventions only outside of the Field, and to manufacture, use and sell or supply and offer to provide any products developed by the Assignor or its Associated Companies, or their sub-licensees, in the Territory.

5.2 The licence granted under this Agreement shall be exclusive to the Assignor and its Associated Companies and or their sub-licensees, and, if legally necessary, the Assignor shall be entitled to call for such recordal of licences in respect of any country in which the Field Inventions have become patent registrations.

5.3 The Assignor acknowledges that the licences granted herein do not give the Assignor any rights whatsoever to produce goods or to offer services in respect of the Field Inventions other than outside of the Field, and the Assignees are entitled to, and shall, exploit the Field Inventions, in all applications or potential applications within the Field.

5.4 Subject to Clause 6 below, insofar as any Assignee Inventions discovered by the Assignees or their Associated Companies or any of their sub-licensees are identified by the Assignor as having potential application outside of the Field, the Assignor shall be free to use such Assignee Inventions for their own purposes and benefit for exploitation outside of the Field. The Assignees hereby grant, and shall procure, without prejudice to Clause 6.1 below, that their Associated Companies and sub-licensees grant, to the Assignor an exclusive perpetual royalty-free license in respect of any such Assignee Inventions, with the right to sub-license, for exploitation

outside of the Field. The Assignor shall be entitled to call upon the Assignees to record such license against any patents registered by the Assignees.

5.5 For the avoidance of doubt, upon the operation of Clause 5.4 above, if the Assignor or its Associated Companies and sub-licensees are able to develop the Assignee Inventions for application outside of the Field, and they or any one or more of them file patent applications in respect of such developments, all right and title in such developments and the patent applications filed by the Assignor arising out of the Assignee Inventions shall be vested in the Assignor.

5.6 The Assignor shall be entitled to grant sub-licences of the licence(s) granted by Assignee hereunder to any person.

6 OWNERSHIP OF INTELLECTUAL PROPERTY RIGHTS

6.1 Notwithstanding anything contained in this Agreement, all legal and beneficial rights of ownership, title and other interests, including Intellectual Property Rights, in the Existing Inventions belong to the Assignor and/or its Associated Companies, as the case may be, according to their respective rights under the Patent Applications, and all Intellectual Property Rights in any Improvement Inventions of the Existing Inventions or Assignor Inventions, shall belong to the Assignor and/or its Associated Companies, as the case may be.

6.2 Without prejudice to Clause 6.1 above and save as otherwise provided herein, all legal and beneficial rights of ownership, title and other interests, including Intellectual Property Rights in the Field Inventions upon the assignment herein, any Improvement Inventions of the Field Inventions, and Assignee Inventions, shall be vested in the Assignee.

7. WARRANTIES

7.1 The Assignor warrants that at the Effective Date it was thc sole, legal and beneficial owner of the Field Inventions.

7.2 The Assignees warrant that they shall:

(a) ensure that all of the Field Products marketed by them and their sub-licensees are of satisfactory quality and comply with all applicable laws and regulations;

(b) mark or cause to be marked in a legible *manner* on some conspicuous part of the Field Products (or if this is not possible, on the packaging of the Field Products) words indicating, as applicable, either that patent applications have been applied for or patent applications have been granted in respect of the Field Products and giving the relevant patent application number(s) or patent number(s);

(c) not carry out any illegal, deceptive, or unethical practices, whether or not they are to the disparagement of the Existing Inventions, Field Inventions, Field Products, or any other practices which may be detrimental to the Field Inventions, Field Products, the Assignor or to the public interest;

(d) take all such steps as necessary to protect the Intellectual Property Rights in the Field Inventions and Field Products;

(e) not challenge the Assignor's ownership rights, Intellectual Property Rights or any other rights in the Existing Inventions, or the Assignor's rights in the Assignor Inventions; and

(O not infringe the Intellectual Property Rights or other rights of any third party in furtherance of its research and development in the Field.

7.3 Each of the Assignor and the Assignees acknowledge that, in entering into this Agreement, they do not do so in reliance on any representation, warranty or other provision except as expressly provided in this Agreement, and any conditions, warranties or other terms implied by statute or common law are excluded from this Agreement to the fullest extent permitted by law.

74 Without limiting the scope of Clause 7.3, nothing in this Agreement or the licences granted hereunder shall be construed:

(a) as a representation or warranty that the Field Inventions or any of them will proceed to granted patents;

(b) as a representation or warranty that the activities licensed hereunder or any of them are not infringements of any intellectual property rights of any third party; or

(c) as a representation or warranty that the Field Inventions or any other information communicated by the Assignor to the Assignees under or in connection with this Agreement will produce Field Products of satisfactory quality or fit for the purpose for which the Assignee intended.

7.5 To the extent legally permissible, the Assignor hereby excludes liability to the Assignees for any and all loss or damage of any kind howsoever caused, including loss of profits or other consequential or special loss, arising from the Assignees use of or inability to use the Field Inventions.

8 CONFIDENTIALITY

8.1 The Assignees shall not use the names of the Assignor or any of their employees in any public relations activities or other activities without the Assignor's prior written consent.

8.2 The Assignees further acknowledge that any unauthorized disclosure by the Assignees regarding the Existing Inventions or the Field Inventions to any third party is likely to cause irreparable damage and competitive disadvantage to the Assignor. In the event of any unauthorized disclosure to any third party, the Assignees will take any and all necessary steps to secure the return of any and all materials that have been provided to such third party and to mitigate the loss and damage that may have been caused to the Assignor.

8.3 The Assignees shall not use, divulge or communicate to any person (other than as permitted by this Agreement or with the prior written authority of the Assignor) and shall keep confidential at all times, the Information relating to the Existing Inventions or the Field Inventions and shall use their best endeavours to prevent the unauthorised publication or disclosure of such Information. Notwithstanding the foregoing, the Assignees may disclose such Information to its employees who are directly involved with the development of the Field Products, provided that such employees are first required to sign a confidentiality undertaking not to disclose or use such Information for purposes outside of their employment.

8.4 The Assignees shalt also ensure that their employees and those of their Associated Companies and sub-licensees are aware of and comply with the confidentiality provisions in this Agreement and the Assignees shalt indemnify the Assignor against any toss or damage which the Assignor may sustain as a result of any breach of confidence by the Assignees or their employees.

8.5 Clause 8.2 shall not apply to any Information relating to the Field Inventions which:

8.5.1 is in or has entered the public domain otherwise than as a result of publication or disclosure by the Assignees;

8.5.2 was previously known to the Assignees without breach of any duty of confidence (whether contractual or otherwise) or other than as a result of disclosure by the Assignor;

8.5.3 was rightfully obtained by the Assignees from a third party without there being a duty of confidence; or

8.5.4 is required to be disclosed by law, but only to the extent and for the purpose of such disclosure, and provided the Assignees first give the Assignor not less than fourteen (14) days prior written notice of the legal obligation to give disclosure.

9. INFRINGEMENT AND THIRD PARTY RIGHTS

9.1 The Assignor (in respect of Field Inventions, Assignee Inventions or the Assignor Inventions) and Assignee (in respect of the Existing Inventions) shall as soon as it becomes aware thereof give the other full particulars in writing of any use or proposed use by any other person, firm or company of any goods or processes which amounts or might amount to infringement.

9.2 If either party becomes aware that any other person, firm or company alleges that the Existing Inventions, Field Inventions, Assignee Inventions or the Assignor Inventions are invalid or that use of the Field Inventions, Assignee Inventions or Assignor Inventions infringes any rights of another party or that the Existing Inventions, Field Inventions, Assignee Inventions or Assignor Inventions can be challenged or are challenged as to validity, they shall immediately give the other full particulars in

writing thereof and shall make no comment or admission to any third party in respect thereof.

9.3 Each of the Assignor and Assignees shall have the conduct of all proceedings relating to their respective patents and shall in their sole discretion decide what action if any to take in respect of any infringement or alleged infringement of their patents or any other claim or counterclaim brought or threatened in respect of the use or registration of the patents.

9.4 Each party will at the request of the other give full cooperation to the other in any action, claim or proceedings brought or threatened in respect of the other patents and the requesting party shall meet any reasonable expenses incurred by the other in giving such assistance, provided the same have been approved by the requesting party in writing in advance of them being incurred.

9.5 If any warning letter or other notice of infringement is received by a party hereto or legal suit or other action is brought against a party hereto, alleging infringement of third party rights in the manufacture, use or sale or offer of any Field Products or use of any Field Inventions, that party shall promptly provide full details to the other party, and the parties hereto shall discuss the best way to respond.

9.6 Each of the Assignor and the Assignees undertakes to the other that they will not pursue the other for infringement of any patent rights in respect of which the other is assigned or licensed pursuant to this Agreement, provided always that the terms of this Agreement ha-,e been complied with. For the avoidance of doubt, the non-payment of the royalties due pursuant to Clause 3 may render the Assignees sales of the Field Products an infringement of the Assignor's rights, and in the absence of royalties being paid the Assignee shall be entitled to threaten and pursue infringement claims.

10. INDEMNITY

The Assignee shall fully indemnify the Assignor against any claims, actions, loss, damages, costs or expenses (on a full indemnity basis) which are made against or incurred by the Assignor as a result of any claim or threatened claim concerning the Assignee Inventions or the use by the Assignees or any of their sub-licensees of the Field Inventions or otherwise in connection with the manufacture, use or sale of or offer of or any other dealing in any of the Field Products by the Assignees or any of their Associated Companies or sub-licensees.

11. NOTICES

11.1 Any notice to be given under this Agreement shall be in writing and shall be sent by mail, or by fax (confirmed by mail), to the address of the other party hereto set out at the head of this Agreement, or to the relevant fax number set out below, or such other address or fax number as that party may from time to time notify to the other party in accordance with this Clause II. The addresses and fax numbers of the parties hereto are as follows

Assignor	Walcom Bio-Chemicals Industrial Limited
Address	Unit 613, 6/F., West Wing Office Building, New World Centre, 20 Salisbury Road, Tsimshatsui Kowloon, Hong Kong
Fax number:	852-24940112
For the attention:	Francis Chi

Assignees:	Omega-BioPharma (H.K.) Limited, Omega Bio-Pharma (I.P.1) Limited, Omega Bio-Pharma (I.R2) Limited, Omega Bio-Pharma (I.R3) Limited, Omega-BioPharma Holdings Limited
Address for:	Suite 1201, Tower 2, The Gateway, 25 Canton Road, Tsimshatsui, Kowloon, Hong Kong
Fax number:	852-29560111
For the attention:	Eddie Chan

11.2 Notices sent as above shall be deemed to have been received three (3) Business Days after the day of posting in the case of mail, or on the next working day after transmission (in the case of fax messages, but only if a transmission report is generated by the sender's fax machine recording a message from the recipient's fax machine, confirming that the fax was sent to the number indicated above and confirming that all pages were successfully transmitted).

12. GENERAL PROVISIONS

12.1 Each of the parties hereto agrees to perform (or procure the performance of) all acts and further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by law or as may be necessary or reasonably desirable to implement and/or give effect to this Agreement and the transactions contemplated by it, and as if this Agreement had been executed on the Effective Date.

12.2 Any right, power or remedy expressly conferred upon any party under this Agreement shall be in addition to, not exclusive of, and without prejudice to all rights, powers and remedies which would, in the absence of express provision, be available to it, and may be exercised as often as such party considers appropriate.

12.3 No failure, relaxation, forbearance, indulgence or delay of any party in exercising any right or remedy provided by law or under this Agreement shall affect the ability of that party subsequently to exercise such right or remedy or to pursue any other rights or remedies, nor shall such failure or delay constitute a waiver or variation of that or any other rights or remedy. No single or partial exercise of any such right or remedy shall preclude any other or further exercise of it or the exercise of any other right or remedy.

12.4 The parties hereto intend that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws applied in each jurisdiction in which enforcement is sought. If any particular provision or part of this Agreement shall be held to be invalid or unenforceable, then such provision shall (so far as invalid or unenforceable) be given no effect and shall be deemed not to be included in this Agreement, but without invalidating any of the remaining provisions of this Agreement.

12.5 No variation of any of the terms of this Agreement shall be effective unless such variation is made in writing and signed by or on behalf of each of the parties hereto.

12.6 This Agreement shall be binding upon, and inure to the benefit of; the parties hereto and their respective successors and permitted assigns. The Assignee shall not take any steps to assign, transfer, charge or otherwise deal with all or any of its rights and/or obligations under or pursuant to this Agreement without the prior written consent of the Assignor.

12.7 The Assignee shall not make any press or other public announcement concerning any aspect of this Agreement, or make any use of the name of the Assignor in connection

with or in consequence of this Agreement, without the prior written consent of the Assignor.

12.8 This Agreement, including its Schedules, sets out the entire agreement between the parties hereto relating to its subject mailer and supersedes all prior oral or written agreements, arrangements or understandings between them relating to such subject matter. The parties hereto acknowledge that they are not relying on any representation. agreement, term or condition which is not set out in this Agreement.

12.9 None of the parties shall act or describe itself as the agent of the other, nor shall it make or represent that it has authority to make any commitments on the other's behalf.

12. 10 Nothing in this Agreement shall constitute or be deemed to constitute a partnership between the parties.

13. GOVERNING LAW AND JURISDICTION

This Agreement (together with all documents referred to in it) shall be governed by and construed and take effect in accordance with the laws of Hong Kong (which each of the parties hereto considers to be suitable to govern the international commercial transactions contemplated by the agreement). Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Hong Kong for the determination of any question, dispute, suit, action or proceedings arising out of or in connection with this Agreement.

SCHEDULE I

Patent Applications

Applicant	Type of Patent
Walcom Animal Science (I.P.) Limited	Dairy cow feed invention
Walcom Animal Science (I.R2) Limited	Cysteamine-containing composition invention
Walcom Animal Science (I.P.3) Limited	Feed for fish and use thereof
Walcom Animal Science (I.R4) Limited	Antibodies to Adipose Tissues
Walcom Animal Science (IRS) Limited	Poultry feed invention

Walcom Animal Science (I.P.) Limited

Title	Country Filed	Filing Date	Application No.
Dairy cow feed and the use thereof	UK	19 Sep 2001	0122610.9
	Hong Kong	20 Aug 2003	
Cow feed containing cysteamine			03105970.0
	Thailand	9 Dec 2002	
Composition with multiple uses for dairy animals	Malaysia	12 Dec 2002	078685
			P120024662
	PCT	18 Sep 2002	
Composition comprising cysteamine for improving lactation in dairy animals	Japan	18 Mar 2004	PCT/EP02/1 0518
	Canada	18 Mar 2004	2003-528535
	Brazil	18 Mar 2004	2,460,885
	Mexico	18 Mar 2004	P10.212.596-0
	South Korea	18 Mar 2004	PAJa/2004/002594
	India	05 Apr 2004	10-2004-7003985
	New Zealand	06 Apr 2004	00866/DELNP/2004
	Europe		532176
	Australia	08 Apr 2004	
	Russia	15 Apr 2004	02798740.3
	USA	16 Apr 2004	2002333863
	PRC	24 Jun 2004	2004111667
	New Zealand	14 May 2004	10/489,700
	Australia	16 Sep 2005	02822635.6
			542437
	Philippines	16 Sep 2002	1-2002-000662
	Taiwan	18 Sep 2002	91121350

Walcom Animal Science (I.P.2) Limited

Title	Country Filed	Filing Date	Application No.
Composition for promoting growth in animals containing cysteamine or its salts and the use of the same	PRC	13 Dec 2000	00132107.2
			PCT/EPO1/14628
Composition for Regulating animal growth, method of manufacture and use thereof	PCT	7 Aug 2002	
		21 May2003	1-2002-500027
		27 May 2003	01986869.4
	Philippines	11 Jun2003	38425/02
	EPO	09 Jun 2003	P10116076-i
	Australia	11 Jun2003	2,431,250
	Brazil	19 May 2003	WOO 2003 01134
	Canada	28 May 2003	00768/DELNP/2003
	Indonesia		03- 1491
	India	13 Jun 2003	2003-7007909
	North Korea	28 May 2003	
		23 May 2003	PAIaI2003/004,764
	South Korea		526076
	Mexico	11 Jul2003	
	New		2003121238
	Zealand	11 Jul 2003	
	Russian	6 Jul 2004	2003076521
	Federation	20 May 2003	10/885,26 1
	Ukraine	20 May 2003	1-2003-00450
	USA		2003/3877
	Vietnam	12 Jun 2003	
	South	29 May 2003	P.363303
	Africa	13 Jun 2003	2002-549641
	Poland	5 Jan 2006	01820603.4
	Japan		200610000415.4
	PRC	10 Dec 2001	90130555
	PRC	2OJan 2006	11/335,938
	Taiwan	17 Feb 06	P060 100578
Materials and Methods for Improving Livestock Productivity	US	31 Jan 2006	TBA
	Argentina	1 Feb 06	
		31 Jan2006	108339
	Malaysia		TBA
	Thailand		
	Taiwan		
	12 Dec 2001		

Composition for promoting growth in animals containing cysteamine or its salts and the use of the same	Hong Kong	14 Jan 2003	03100339.7

Walcom Animal Science (I.P.3) Limited

Title	Country Filed	Filing Date	Application No.
Feed for fish containing cysteamine	UK	20 Feb 2002	0203991.5
	Hong Kong	19 Mar 2004	04102051.8
Feed for fish and use thereof	Taiwan	1 Jul 2002	91114532
	Thailand	18 Feb 2003	080161
	Taiwan	19 Feb 2003	92103458
	Malaysia	19 Feb 2003	P120030567
	PCT	20 Feb 2003	PCT/EP03/0 1733
	USA	17 Sep 2004	10/504,257
	Philippines	10 Aug 2004	1-2004-501208
	Canada	17 Aug 2004	2,476,620
	Indonesia	18 Aug 2004	W-00 2004 01757
	South Korea	19 Aug 2004	2004-7012877
	Japan	19 Aug 2004	2003-568995
	Vietnam	19 Aug 2004	1-2004-00794
	Russia	17 Sep 2004	2004127946
	Europe	17 Sep 2004	03742561.8
	PRC	20 Oct 2004	03808864.9
	Hong Kong	26 Jan 2006	06101253.4

Walcom Animal Science (I.P.4) Limited

Title	Country Filed	Filing Date	Application No.
Antibodies to Adipose Tissues	UK	5 Jun 2002	0212876.7
PCT		5 Jun 2003	PCT/EP03/05896
	Europe	26 Nov 2004	03740187.4
	USA	30 Nov 2004	10/516,428
	South Korea	2 Dec 2004	2004-7019596
	Japan	2 Dec 2004	2004-511348
	Brazil	3 Dec 2004	P10311586-0
	PRC	6 Dec 2004	03813074.2
	Hong Kong	17 Feb 2006	06102180.0

Antibodies directed to the adipose tissues in an animal, method of producing such antibodies, and uses of said antibodies in modulating the contents of adipose tissues in a target animal	Taiwan	1 Jul 2002	91114531

Walcom Animal Science (I.P.5) Limited

Title	Country Filed	Filing Date	Application No.
Poultry feed and the use thereof	UK	23 Jul 2001	0117902.7
Taiwan		28 Sep 2001	90124096
Composition comprising cysteamine for specific uses in poultry raising and egg production	PCT	12 Jun 2002	PCT/EP02/06430
	North Korea	19 Feb 2004	04-1540
	India	23 Feb 2004	00423/DELNP/2004
	Europe	16 Feb 2004	02754659.7
	Canada	17 Feb 2004	2,457,954
	Russia	19 Feb 2004	2004105036
	Hong Kong	18 May 2005	05104171.8
	Australia	16 Feb 2004	2002320849
	Mexico	20 Feb 2004	PAIaI2004/00 1632
	PRC	15 Mar 2004	02818059.3
Composition with multiple uses for dairy animals	Taiwan	18 Sep 2002	91121350
Composition with multiple uses for poultry	Taiwan	12 Jun 2002	91112814
	Malaysia	18 Nov 2002	PT 20024306
	Thailand	13 Nov 2002	078011
	Philippines	26 Nov 2002	1-2002-500048
	USA	7 Sep 2004	10/486,862
Poultry feed and the use thereof	Hong Kong	26 Feb 2003	03101426.9
	PRC	27 Sep 2005	200510105541.1
Composition for enhancing animal vaccine efficacy	PRC	19 May 2006	200610081439.7
Method for enhancing H5NI Avian Influenza Vaccine Efficacy			

SCHEDULE 2

Scope of description of Existing Inventions

Walcom has developed a proprietary formulation of cysteamine that has been protected by several granted patents, with many more related patent applications under consideration in countries around the world. The pure cysteamine compound is very difficult to store and administer, since it is readily oxidised on exposure to air to an inactive compound. It also has the severe disadvantage for a feed additive of having a remarkably bad odour, akin to that of bad eggs. Cysteainine in the Walcom products is encapsulated in a proprietary formulation that includes cyclodextrin. This Walcom formulation gives granules in which the cysteamine is very stable (not readily oxidised in air and tolerant of the heat treatment that is routinely applied to feed additives). The granules are easy to add to feed and are very palatable for the livestock, since the cyclodextrin molecules that enclose the cysteamine also mask the bad odour. Additional flavourings appropriate for each species can also be included.

Walcom's Patents are primarily focused in:

Proprietary Micro-Encapsulation Technology on Cysteamine, of which all / most of the adverse side effects of the substance have been subdued.

Growth Promoting effect for all animals (including fish).

In addition to effects on growth, cysteamine has been shown to enhance the activity of the immune system. Such actions are expected in the light of the observation that cysteamine promotes the release of Growth Hormone, since there is increasing evidence that Growth Hormone, and the subsequently formed Insulin-Like-Growth-Factor- 1 (IGF- 1) have a powerful influence on immunity.

Moreover, cysteamine has also been discovered to have a positive synergistic effect in enhancing the antibody titer of the animals after being vaccinated, including H5NI Avian Influenza Vaccine.

SCHEDULE 3

Field Inventions

Title of Invention	Country	Applicant	Application No.	Application Date
Methods for treating stress and affecting biological immune systems using a cysteamine compound	PCT	Omega Bio- Ph arm a (I.P.2) Ltd. (formerly known as Walcom Animal Science (tM) Ltd.)	PCT/1132005/000 745	13.01.2005
Composition for improving immunity of animals	UK	Omega Bio-Pharma (I.R2) Ltd. (formerly known as Walcom Animal Science (1.R6) Ltd.)	0303843.7	19.02.2003
Materials and methods for improving immunity and treating stress	USA	Omega-BioPharma (U.K.) Ltd.	60/740,584	28.11.2005
Materials and methods for improving alcohol metabolism and alleviating the effects of hangovers	PCT	Omega Bio-Pharma (I.P.l) Ltd.	PCT/B2004/0043 92	04.11.2004
Methods for treating allegy	PCT	Omega Bio-Pharma (I.R1) Ltd.	PCT/1132004/004 395	17. 12.2004
Materials and methods for modulating metabolism	PCT	Omega Blo-Phamia (I.P.l) Ltd.	PCT/US2005/0 IS 306	29.04.2005 28.06.2005
Materials and methods for improving shellfish health, immunity and growth	PCT	Omega Bio-Pharma (I.P.1) Ltd.	PCT/EP2005/006 948	20.12.2004
Compositions and methods for treating diabetes	PCT	Omega Bio-Pharma (I.P.3) Ltd.	PCT/US2004/042 884	

EXECUTION PAGE

IN WITNESS whereof, the parties hereto have duty executed this Agreement the day and year first above written.

SEALED with the **COMMON SEAL** of **WALCOM BIO-CHEMICALS INDUSTRIAL LIMITED** and **SIGNED BY**)
in the presence of)
Ngan Suet Ching)
Unit 613, 6/F., West Wing Office Building,
New World Cu.. 20 Salisbury Road,
Tsimshatsui, Kowloon, Hong Kong

SEALED with the **COMMON SEAL**
of OMEGA-BIOPHARMA
(H.K.) LIMITED and
SIGNED BY
in the presence of:-
Wong Siu Fai, Albert
Suite 1201, Tower 2, The Gateway,
25 Canton Road, Tsimshatsui,
Kowloon, Hong Kong

SEALED with the **COMMON SE.**
of OMEGA BIO-PHARMA (I.P.I) AL)
LIMITED and)
SIGNED BY)
in the presence of: -)
Wong Slu Fai, Albert)
25 Canton Road, Tsimshatsui, Kowloon,)
Hong Kong)

SEALED with the
COMMON SEAL of)
OMEGA BIO-PHARMA)
(I.P.2) LIMITED and)
SIGNED BY)
in the presence of: -)
Wong Siu Fai, Albert)
Suite 1201. Tower 2. The Gateway, 25 Canton
Road, Tsimshatsui,
Kowloon, Hong Kong

SEALED with the **COMMON SEAL of OMEGA BIO-PHARMA (LP.3) LIMITED** and **SIGNED BY** in the presence of Wong Sin Fai, Albert
Suite 1201, Tower 2, The Gateway,
25 Canton Road, Tsimshatsui,
Kowloon, Hong Kong

SEALED with the **COMMON SEAL** of **OMEGA-BIOPHARMA HOLDINGS LIMITED** and **SIGNED BY** in the presence of
Wong Sin Fai, Albert
Suite 1201, Tower 2, The Gateway,
25 Canton Road, Tsimshatsui,
Kowloon, Hong Kong